Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-139180) pertaining to the 2006 Equity Incentive Plan of Susser Holdings Corporation of our report dated March 14, 2008, with respect to the consolidated financial statements of Susser Holdings Corporation included in its Annual Report (Form 10-K) for the year ended December 30, 2007, and the effectiveness of internal control over financial reporting of Susser Holdings Corporation filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Antonio, Texas

March 14, 2008